EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-91578 of Peoples Community Bancorp, Inc. on Form S-8 of our report dated November 12, 2004 (except for Note P as to which the date is December 20, 2004), incorporated by reference in this Annual Report on Form 10-K of Peoples Community Bancorp, Inc.  for the year ended September 30, 2004.

/s/ BKD LLP
Cincinnati, Ohio
December 28, 2004